UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 23, 2009

WHOLE FOODS MARKET, INC.

(Exact name of registrant as specified in its charter)

Texas	0-19797	74-1989366
(State or other jurisdiction of incorporation)	(Commission File Number)	IRS Employer Identification No.)

550 Bowie St.

Austin, Texas 78703

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(512) 477-4455

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 3.03       Material Modification to Rights of Security Holders.

On October 23, 2009, Whole Foods Market, Inc. announced its intention to call all 425,000 outstanding shares of its Series A 8.00% Redeemable Convertible Exchangeable Preferred Stock for redemption in accordance with the terms governing such Series A Preferred Stock.  Subject to conversion of the Series A Preferred Stock by its holders as discussed below, the Company will redeem such Series A Preferred Stock on November 27, 2009 at a price per share equal to $1,000 plus accrued and unpaid dividends.

On the Redemption Date, the Redemption Payment will become due and payable on the Series A Preferred Stock outstanding and dividends on this Series A Preferred Stock will cease to accrue. At any time prior to the Redemption Date, the Series A Preferred Stock may be converted by the holders thereof.  If the holders were to convert on November 25, 2009 (the last business date prior to the Redemption Date), including the accrued and unpaid dividends they would receive approximately 29.662 million shares of common stock of the Company.  Based on the conversion rate for the Series A Preferred Stock into the Company’s common stock and the current trading prices of the Company’s common stock, the Company anticipates conversion of the Series A Preferred Stock by its holders prior to the Redemption Date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHOLE FOODS MARKET, INC.

Date: October 23, 2009	By:	/s/ Glenda Chamberlain
Glenda Chamberlain
Executive Vice President and
Chief Financial Officer